Exhibit 3.1

AMENDMENT NO. 2

TO

BYLAWS

OF

ELECTROMED, INC.

Pursuant to resolutions duly adopted by the Board of Directors of Electromed, Inc., a Minnesota corporation (the “Company”), the Bylaws of the Company, as amended, are further amended as follows:

1.	Section 2.9 is hereby added to the Bylaws of the Company and such section reads as follows:

“2.9  Nomination of Directors. Only a person who is nominated (x) by or at the direction of the Board of Directors or (y) by a shareholder in accordance with these Bylaws may be eligible to serve as a director of the corporation.  This Section 2.9 shall be the exclusive means for a shareholder to nominate director candidates.

(a)  Timing of Notice.  To be timely, a shareholder’s notice of director nomination(s) to be made at an annual meeting of shareholders must be delivered to the Secretary of the corporation, or mailed and received at the principal executive offices of the corporation, not more than one-hundred twenty (120) nor less than ninety (90) days before the first anniversary of the date of the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is more than thirty (30) days before or sixty (60) days after such anniversary date, such notice will be timely only if so delivered or mailed and received no later than the later of ninety (90) days prior to the date of the annual meeting or ten (10) days after the first public announcement of the date of the annual meeting.  In the case of a special meeting of shareholders called for the purpose of electing directors, a shareholder’s notice of director nomination(s) to be made at the meeting must be so delivered or mailed and received within ten (10) days after the first public announcement of such special meeting. Except to the extent otherwise required by law, the adjournment of a meeting of shareholders shall not commence a new time period for the giving of a shareholder’s notice as describe above.

(b)  Content of Notice.  A shareholder’s notice of nominations for a meeting of shareholders shall set forth:

(i)  as to each person whom the shareholder proposes to nominate for election or reelection as a director (1) such person’s name, (2) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, (3) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (4) a completed and signed written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be in the form used for other directors of the corporation and provided by the Secretary upon written request), and (5) a written representation and agreement (in such form as shall be provided by the Secretary upon written request) that such person (A) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation; and

(ii)  as to the shareholder giving the notice (1) the name and address, as they appear on the corporation’s books, of such shareholder and any (A) person controlling, directly or indirectly, or acting in concert with, such shareholder, (B) beneficial owner of shares of stock of the corporation owned of record or beneficially by such shareholder or (C) person controlling, controlled by or under common control with a person or beneficial owner identified by (A) or (B) above (each, a “Shareholder Associated Person”), (2) the class and number of shares of stock of the corporation that are held of record or are beneficially owned by such shareholder or any Shareholder Associated Person, (3) a description of all other securities or contracts, with a value derived in whole or in part from the value of any shares of stock of the corporation, held by or to which the shareholder or any Shareholder Associated Person is a party, (4) a description of any material relationships, including financial transactions and compensation, between the shareholder and the proposed nominee(s), and (5) a representation and other appropriate evidence that the shareholder is a holder of record of shares of stock of the corporation entitled to vote for the election of directors at the meeting, will continue to be a holder of record of shares of stock entitled to vote for the election of directors through the date of the meeting, and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice.

(c)  Consequences of Failure to Give Proper Notice.  No person shall be eligible to serve as a director of the corporation unless nominated in accordance with the procedures set forth in this Section 2.9.  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.9, a shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder with respect to the matters set forth in this Section 2.9.”

2.	Section 2.10 is hereby added to the Bylaws of the Company and such section reads as follows:

“2.10 Notice of Business to be Brought Before a Meeting, Other than Director Nominations.  At any meeting of shareholders, the proposal of business (other than nomination and election of directors, which shall be subject to Section 2.9) to be considered by the shareholders may be made (x) pursuant to the corporation’s notice of the meeting (or any supplement thereto), (y) by or at the direction of the Board of Directors, or (z) by any shareholder of record of the corporation entitled to vote on the business at the meeting who complies with the notice procedures set forth in this Section 2.10. This Section 2.10 shall be the exclusive means for a shareholder to propose business to be considered at a meeting of the corporation’s shareholders.

(a)  Timing of Notice.  For a shareholder to properly propose business to be considered at a shareholder meeting, such shareholder’s notice of business to be considered at such meeting must be delivered to the Secretary of the corporation, or mailed and received at the principal executive offices of the corporation, not less than ninety (90) days before the first anniversary of the date of the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is more than thirty (30) days before or sixty (60) days after such anniversary date, such notice will be timely only if so delivered or mailed and received no later than the later of ninety (90) days prior to the date of the meeting or ten (10) days after the first public announcement of the date of the annual meeting. In the case of a special meeting of shareholders, a shareholder’s notice of business to be considered at the meeting must be so delivered or mailed and received within ten (10) days after the first public announcement of such special meeting.  Except to the extent otherwise required by law, the adjournment of a meeting of shareholders shall not commence a new time period for the giving of a shareholder’s notice as describe above.

(b)  Content of Notice.  A shareholder’s notice of business to be considered shall set forth:

(i) as to each item of business the shareholder proposes to bring before the meeting (1) a reasonably brief description of the business desired to be considered, (2) the reasons for considering such business at the meeting, (3) the text of the business to be considered (including the text of any resolutions proposed for consideration), and (4) a reasonably detailed description of all agreements, arrangements and understandings between or among the shareholder and any such beneficial owner in connection with the proposal of such business by such shareholder;

(ii) as to the shareholder giving the notice, (1) the name and address, as they appear on the corporation’s books, of the shareholder and any Shareholder Associated Person, (2) the class and number of shares of stock of the corporation that are held of record or are beneficially owned by such shareholder or any Shareholder Associated Person, (3) a description of all other securities or contracts, with a value derived in whole or in part from the value of any shares of stock of the corporation, held by or to which the shareholder or any Shareholder Associated Person is a party, (4) any material interest of the shareholder or any such Shareholder Associated Person in the business the shareholder proposes to bring before the meeting and (5) a representation and other appropriate evidence that the shareholder is a holder of record of shares of stock entitled to vote on such business at the meeting, will continue to be a holder of record of shares of stock entitled to vote on such business through the date of the meeting, and intends to appear in person or by proxy at the meeting to propose the item of business.

(c)  Consequences of Failure to Give Proper Notice. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a shareholder meeting except in accordance with the procedures set forth in this Section 2.10; provided, however, that a proposal submitted by a shareholder for inclusion in the corporation’s proxy statement for an annual meeting that is appropriate for inclusion therein and otherwise complies with the provisions of Rule 14a-8 under the Exchange Act (including timeliness) shall be deemed to have also been submitted on a timely basis pursuant to this Section 2.10.  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of the Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.  Notwithstanding the foregoing provisions of this Section 2.10, a shareholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this Section 2.10.”

3.	Section 2.11 is hereby added to the Bylaws of the Company and such section reads as follows:

“2.11  Relation to Exchange Act. Nothing in these Bylaws shall be deemed to affect any right of a shareholder to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.”

4.	Except as set forth in this amendment, the Bylaws remain in full force and effect and are not otherwise modified or amended.

The undersigned, Jeremy T. Brock, Chief Financial Officer of the Company, hereby certifies that the foregoing Amendment No. 2 to Bylaws was duly adopted by resolution of the Board of Directors of the Company on March 28, 2013.

Dated: March 28, 2013	/s/ Jeremy T. Brock
Jeremy T. Brock, Chief Financial Officer